EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture is entered into as of August 2, 2016 (this “Supplemental Indenture”), by and among Herndon Aerospace & Defense, LLC, a Delaware limited liability company, Herndon Products, LLC, a Missouri limited liability company, Polytrade Holding Corp., a Delaware corporation, Polygon Aerospace, LLC, a Texas limited liability company, and Herndon Products Holding Corp., a Delaware corporation (collectively, the “Guarantors”), and KLX Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture dated as of December 8, 2014 (as supplemented, waived or otherwise modified, the “Indenture”), providing for (i) the issuance of $1,200,000,000 in aggregate principal amount of 5.875% Senior Notes due 2022 issued on the date hereof (the “Initial Notes”) and (ii) any additional 5.875% Senior Notes due 2022 of the Company (the “Additional Notes,” and together with the Initial Notes, the “Notes”) that may be issued from time to time on any date subsequent to the Issue Date, to be guaranteed by the Guarantors.

WHEREAS, the Indenture provides that under certain circumstances a Guarantor shall, and the Company shall cause a Guarantor to, execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”).

WHEREAS, the Company has instructed the Trustee to execute and deliver this Supplemental Indenture pursuant to the provisions of Article 8 of the Indenture, and the Trustee is authorized to execute and deliver this Supplemental Indenture.

WHEREAS, all things have been done to make this Supplemental Indenture a legal, valid and binding agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

REPRESENTATIONS; AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1 Representations. Each Guarantor represents and warrants to the Trustee as follows:

(i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii) The execution, delivery and performance by such Guarantor of this Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action on its part and this Supplemental Indenture constitutes a valid and binding obligation enforceable against such Guarantor in accordance with its terms.

Section 2.2 Agreement to be Bound. The Guarantors hereby become a party to the Indenture as Guarantors and as such shall each have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guarantors agree to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of Guarantors under the Indenture.

Section 2.3 Guarantee. Pursuant to the Note Guarantees, the Guarantors hereby fully and unconditionally guarantee, on an unsecured, senior, joint and several basis, to each Holder and to the Trustee and its successors and assigns, the due and punctual full payment of principal of, premium, if any, and interest on, and all other Indenture Obligations, in accordance with the terms of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Notices. All notices and other communications to the Guarantors shall be given as provided in the Indenture to the Guarantors, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

Section 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Any reference in the Indenture to the Indenture, “hereof” or other words of like import shall be to Indenture as so supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby and entitled to the rights created hereunder. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have cause this Supplemental Indenture to be duly executed as of the date first above written.

KLX Inc.

By:  /s/ Michael F. Senft

Name:Michael F. Senft

Title:Vice President, Chief Financial Officer and Treasurer

[Signature Page to Second Supplemental Indenture]

Herndon Aerospace & Defense, LLC

as a Guarantor

By:  /s/ Daniel Rodrigues

Name:Daniel Rodrigues

Title:Vice President

[Signature Page to Second Supplemental Indenture]

Herndon Products, LLC

as a Guarantor

By:  /s/ Daniel Rodrigues

Name:Daniel Rodrigues

Title:Vice President

[Signature Page to Second Supplemental Indenture]

Polytrade Holding Corp.

as a Guarantor

By:  /s/ Daniel Rodrigues

Name:Daniel Rodrigues

Title:Vice President

[Signature Page to Second Supplemental Indenture]

Polytrade Aerospace, LLC

as a Guarantor

By:  /s/ Daniel Rodrigues

Name:Daniel Rodrigues

Title:Vice President

[Signature Page to Second Supplemental Indenture]

Herndon Products Holding Corp.

as a Guarantor

By:  /s/ Daniel Rodrigues

Name:Daniel Rodrigues

Title:Vice President

[Signature Page to Second Supplemental Indenture]

Wilmington Trust, National Associates,

as Trustee

By:  /s/ Shawn Goffinet

Name:Shawn Goffinet

Title:Assistant Vice President

[Signature Page to Second Supplemental Indenture]